Resolve Announces Forbearance and Reaffirmation Agreement with Senior Lender

•	Forbearance and Reaffirmation Agreement reached with senior lender;
•	Favorable renewal of national workers’ comp program for the PEO division

Resolve Staffing, Inc.—October 3, 2007-- (OTCBB: “RSFF”) announces that it reached agreement on forbearance and reaffirmation of its credit agreement with its senior lender. Resolve is also pleased to announce a favorable renewal of it workers’ compensation program for another year within its PEO division allowing Resolve’s continued expansion. With the assistance of CM&D Advisors, Inc., Resolve continues in the investment banking process. As reported previously, Resolve entered into a first dollar, fully indemnified national health care plan with Humana to substantially reduce claims risk and any negative impact on earnings.

Ron Heineman, Chief Executive Officer, indicated that he was “pleased with the nature of the discussions and negotiations between Resolve and its senior lender and indicated that finalizing the Reaffirmation Agreement with its senior lender now permits Resolve to continue to focus its efforts on its growth and expansion strategies, not only by its recent acquisitions in the staffing and outsourcing business, but to continue to focus on better profitability during the balance of this year.”

About Resolve HR

Resolve HR (Resolve Staffing, Inc.) is a national provider of Human Resource Outsourcing (HRO) Services with offices reaching from New York to California. The Company employs over 6,000 temporary employees per week and, with the merger with ELS (www.elshr.com), Resolve now manages a PEO payroll of over 12,000 worksite employees in over 40 states with operations and service centers throughout the country. Resolve Staffing now provides turn key human resource management services to help its small-business clients tackle increased complexities associated with the employment aspect of their businesses. These services include payroll processing, employee benefits and administration, workers' compensation coverage, effective risk management and workplace safety programs. Resolve also provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, trucking, garment, clerical, office administration, customer service, professional and light industrial categories. For additional information on Resolve Staffing visit our website www.resolvestaffing.com.

Statements contained in this news release, other than those identifying historical facts, constitute 'forward-looking statements' within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Resolve Staffing, Inc., Cincinnati

Ron Heineman,

800-894-4250

ir@resolvestaffing.com